EXHIBIT 99.A4

                                                              February 24, 2003

VIA COURIER AND FACSIMILE

Mr. Clifford J. Weber
Senior Vice President
ETF Marketplace
American Stock Exchange
86 Trinity Place
New York, NY 10006

         Re: The License Agreement of June 5, 1997 between Dow Jones & Company, Inc., and the American Stock Exchange LLC and PDR Services LLC (Amex and PDR TOGETHER REFERRED TO AS "AMEX"), AS AMENDED APRIL 28, 2000 (THE "LICENSE AGREEMENT")

Dear Cliff:

                  WHEREAS, Dow Jones acknowledges it is Amex's position that the License Agreement was automatically renewed on the same terms and conditions set forth therein (including exclusivity) for an additional five (5) year term in accordance with, INTER ALIA, Section 2 of the Agreement.

                  WHEREAS, Amex acknowledges it is Dow Jones' position that the License Agreement did not automatically renew on the same terms and conditions because, INTER ALIA, (i) Amex failed to provide the timely automatic renewal notice required pursuant to the License Agreement and (ii) in any event, Dow Jones rejects any such renewal because the aggregate assets in the Products at the end of the Initial Term did not equal at least $5 billion. It is Dow Jones' position, therefore, that the parties must agree upon the terms and conditions (including exclusivity) on which they may renew the License Agreement.

                  WHEREAS, notwithstanding the foregoing, Dow Jones and Amex have agreed to extend the License Agreement on the same terms and conditions set forth therein, EXCEPT the parties have been unable to agree on whether the license during the Renewal Term must be exclusive. Dow Jones' position is that it does not intend to grant Amex an exclusive license, but instead it intends to offer a similar license on a non-exclusive basis to one or more third parties as of April 1, 2003 in the absence of some further agreement or an order of the court. Amex's position is that the exclusivity provision of the Initial Term of the License Agreement should carry into the Renewal Term, and although it understands Dow Jones' position and Dow Jones' intention to negotiate license agreements with third parties as of April 1, 2003 in the absence of some further agreement or an order of a court, Amex intends to take whatever steps are necessary to prevent the licensing by Dow Jones of one or more third parties as of April 1, 2003.

                  THEREFORE, without waiver or prejudice to either of the parties' respective positions set forth above, and notwithstanding anything to the contrary in the License Agreement, Dow Jones and Amex hereby agree to extend the License Agreement in accordance with the following:

        (i) Unless terminated earlier as provided therein, the Renewal Term of the License Agreement shall continue until December 31, 2007.

        (ii)    A Year shall be a calendar year of January 1 through December
                31.

        (iii) The license set forth in Section 1(a) shall remain exclusive until March 31, 2003, after which Dow Jones believes it shall be non-exclusive and Amex believes it shall remain exclusive.

        (iv) Except as expressly provided above, the License Agreement (except with respect to whether the license shall be exclusive) will remain in full force and effect. All capitalized terms not otherwise defined in this letter shall have the same meaning as in the License Agreement.

                  Either party may in its sole discretion submit for resolution to a court of appropriate jurisdiction the issues of whether Amex provided adequate notice under the License Agreement necessary to cause the automatic renewal thereof and whether the aggregate assets in the Products at the end of the Initial Term equaled at least $5 billion for the sole purpose of determining whether or not the exclusivity provision applies during the Renewal Term of the License Agreement.

                   If you would like to extend the License Agreement on the above terms, please sign in the space provided below and return this letter to me.

                                           Best regards,

                                           DOW JONES & COMPANY, INC.

                                           /s/ MICHAEL A. PETRONELLA
                                           -----------------------------
                                           By: Michael A. Petronella
                                           Title: President, Dow Jones Indexes
                                           Date: 2/24/2003

Acknowledged and agreed to:
AMERICAN STOCK EXCHANGE LLC                        PDR SERVICES LLC

/s/ CLIFFORD J. WEBER                              /s/ CLIFFORD J. WEBER
--------------------------------------             ------------------------
By: Clifford J. Weber                              By: Clifford J. Weber
Title: SVP                                         Title: SVP
Date: 2/24/2003                                    Date: 2/24/2003